Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Samsara Inc.
(Exact name of registrant as specified in its charter)

Table 1 — Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share, reserved for issuance pursuant to the 2021 Equity Incentive Plan	Other	27,298,676 (2)	$35.90 (4)	$980,022,468.40	$0.0001476	$144,651.32
Equity	Class A common stock, $0.0001 par value per share, reserved for issuance pursuant to the 2021 Employee Stock Purchase Plan	Other	5,459,735 (3)	$30.52 (5)	$166,631,112.20	$0.0001476	$24,594.76
Total Offering Amounts					$1,146,653,580.60		$169,246.08
Total Fee Offsets (6)							$—
Net Fee Due							$169,246.08
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s Class A common stock (“Class A common stock”) that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) and the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Class A common stock.
(2)Represents shares of Class A common stock that were automatically added to the shares reserved for issuance under the 2021 Plan on February 04, 2024 pursuant to an “evergreen” provision contained in the 2021 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2021 Plan automatically increases on the first day of each fiscal year beginning with the 2023 fiscal year, in the amount equal to the least of: (i) 50,600,000 shares of Class A common stock, (ii) five percent (5%) of the outstanding shares of all classes of the Registrant’s common stock on the last day of the immediately preceding fiscal year, and (iii) such number of shares of Class A common stock determined by the administrator of the 2021 Plan.

(3)Represents shares of Class A common stock that were automatically added to the shares reserved for issuance under the 2021 ESPP on February 04, 2024 pursuant to an “evergreen” provision contained in the 2021 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2021 ESPP automatically increases on the first day of each fiscal year beginning with the 2023 fiscal year, in the amount equal to the least of: (i) 10,200,000 shares of Class A common stock, (ii) one percent (1%) of the outstanding shares of all classes of the Registrant’s common stock on the last day of the immediately preceding fiscal year, or (iii) such number of shares of Class A common stock determined by the administrator of the 2021 ESPP.
(4)Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $35.90 per share, which is the average of the high and low prices of Class A common stock on March 20, 2024, as reported on the New York Stock Exchange.
(5)Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of 85% of $35.90, which is the average of the high and low prices of Class A common stock on March 20, 2024, as reported on the New York Stock Exchange. Pursuant to the 2021 ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of Class A common stock on the Enrollment Date or the Exercise Date (as such terms are defined in the 2021 ESPP).
(6)The Registrant does not have any fee offsets.